Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust II of our report dated September 23, 2024, relating to the financial statements and financial highlights, which appears in BlackRock Short-Term California Muni Bond ETF’s (now known as iShares Short-Term California Muni Active ETF) Annual Report on Form N-CSR for the year ended July 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 21, 2024